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                                   EXHIBIT 5.1

September 19, 2003

Advanced Viral Research Corp.
200 Corporate Boulevard South
Yonkers, New York 10701

RE: ADVANCED VIRAL RESEARCH CORP. (THE "CORPORATION")
    REGISTRATION STATEMENT ON FORM S-1 (THE "REGISTRATION STATEMENT")

Gentlemen:

We have acted as special counsel to the Corporation in connection with the preparation of the Amendment No. 1 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "1933 Act"), relating to the proposed public offering of up to 497,517,232 shares of the Corporation's common stock (the "Common Stock").

We are furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-K promulgated under the 1933 Act for filing as Exhibit 5.1 to the Registration Statement.

We are familiar with the Registration Statement, and we have examined the Corporation's Certificate of Incorporation, as amended to date, the Corporation's Bylaws, as amended to date, and minutes and resolutions of the Corporation's Board of Directors and shareholders. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law, as we have deemed necessary or appropriate for the purpose of this opinion

Based upon the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Selling Stockholder (as defined in the Registration Statement) to the public, when issued and sold in the manner described in the Registration Statement (as amended), will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

Very truly yours,

/s/ Kirkpatrick & Lockhart LLP

KIRKPATRICK & LOCKHART LLP

                                  EXHIBIT 5.1-1